Exhibit 21.1
LIST OF SUBSIDIARIES

Subsidiaries of the Company	Organized Under the Laws of	Percent Owned by the Company
MidWestOne Bank	State of Iowa	100%
MidWestOne Statutory Trust II	State of Delaware	100% of common securities
Central Bancshares Capital Trust II	State of Delaware	100% of common securities
Barron Investment Capital Trust I	State of Delaware	100% of common securities
ATBancorp Statutory Trust I	State of Delaware	100% of common securities
ATBancorp Statutory Trust II	State of Delaware	100% of common securities